    As filed with the Securities and Exchange Commission on November 22, 2000
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  -----------

                               RADISYS CORPORATION
             (Exact name of registrant as specified in its charter)

                                  -----------

                     OREGON                               93-0945232
         (State or other jurisdiction                     (IRS Employer
         of incorporation or organization)                Identification No.)

         5445 NE Dawson Creek Drive
         Hillsboro, Oregon                                97124
         (Address of Principal                            (Zip Code)
         Executive Offices)

                                  -----------

                               RadiSys Corporation
                           Deferred Compensation Plan
                              (Full title of plan)

                               -------------------
                                Glenford J. Myers
                      President and Chief Executive Officer
                               RadiSys Corporation
                           5445 NE Dawson Creek Drive
                               Hillsboro, OR 97124
                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (503) 615-1100

                                    Copy to:

                                 John R. Thomas
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                           Portland, Oregon 97204-1268

                                             CALCULATION OF REGISTRATION FEE

                                                              Proposed                  Proposed
                                                              Maximum                   Maximum
                                    Amount                    Offering                  Aggregate                  Amount of
Title of Securities                 to Be                     Price Per                 Offering                   Registration
to Be Registered                    Registered                Unit                      Price                      Fee
-------------------                 ----------                ---------                 ---------                  ------------
Deferred Compensation
Obligations (1)                     $4,600,000                N/A                       $4,600,000                 $1,214.40

Common Stock                        50,000 Shares             $28.00 (2)                $1,400,000 (2)             $  369.60


(1) The Deferred Compensation Obligations are unsecured obligations of RadiSys Corporation to pay deferred compensation in the future in accordance with the terms of the RadiSys Corporation Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $28.00, which was the average of the high and low prices of the Common Stock on November 20, 2000 as reported in THE WALL STREET JOURNAL for Nasdaq National Market issues.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed by RadiSys Corporation (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

               (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

               (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

               (c) The description of the authorized capital stock of the Company contained in the Company's registration statement filed under
      Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

      All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.   DESCRIPTION OF SECURITIES.

      The Company's Deferred Compensation Plan (the "Plan") will provide directors and certain eligible employees of the Company with an opportunity to defer a portion of their compensation. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

      Although the benefits under the Plan will be paid from the general assets of the Company, the Company has established a "rabbi trust" to assist with benefit payments under certain circumstances. Amounts held under the rabbi trust may only be used to pay Plan benefits or to satisfy the claims of the Company's general creditors.

      The amount of compensation to be deferred by each participant will be based on elections by the participant in accordance with the terms of the Plan, and the Obligations will generally become due on retirement, death, other termination of employment or on such other date as the participant elects and in the form elected by the participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more investment alternatives selected by the participant from a range of such alternatives (including the Company's Common Stock), and the amount of the Obligations payable to each participant will increase or decrease based on the investment returns of the chosen investment alternatives. However, participant deferrals will become the Company's general assets, and, as a result, the participants will have no ownership interest in any of the deferred compensation or the investment alternatives. The Company may, but is not obligated to, invest the deferred compensation in one or more of the investment alternatives. The Obligations will be denominated and payable in United States dollars; provided, however, that any shares of the Company's Common Stock credited to a participant's account will be settled in Common Stock. The rabbi trust may purchase shares of the Company's Common Stock in the open market for this purpose.

      A participant's rights to any amounts credited to his or her account under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered. Each participant may designate a beneficiary to receive benefits upon the participant's death. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall alter any amounts already credited to a participant's account under the Plan. The total amount of Obligations under the Plan being registered pursuant to this Registration Statement is $4,600,000.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Company's Second Restated Articles of Incorporation and Article V of the Company's Restated Bylaws require indemnification of current or former directors of the Company to the fullest extent permitted by law. The right to and amount of indemnification will ultimately be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy and other provisions of law. It is likely, however, that Article VII of the Company's Second Restated Articles of Incorporation and Article V of the Company's Restated Bylaws would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act. The effect of the indemnification provisions contained in Article VII of the Company's Second Restated Articles of Incorporation, Article V of the Company's Restated Bylaws and the Oregon Business Corporation Act (the "Indemnification Provisions") is summarized as follows:

                  (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

                  (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

                  (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

                  (d) The Company may not indemnify a director unless it is determined by (1) a majority of a quorum of disinterested directors or a committee of disinterested directors, (2) independent legal counsel or (3) the shareholders that indemnification is proper because the applicable standard of conduct has been met. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances.

                  (e) The Company will advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

         Under the Oregon Business Corporation Act, an officer of the Company is entitled to mandatory indemnification to the same extent as a director of the Company if he or she was wholly successful on the merits of a controversy described in (a) or (b) above.

         The Company has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The Company has also entered into indemnification agreements with certain of the Company's directors. The indemnification agreements in part incorporate the indemnification provisions of the Oregon Business Corporation Act as described above. The indemnification provisions also alter or clarify the statutory indemnity in certain respects. The most significant effects of the indemnification agreements are to add indemnification for settlements of derivative lawsuits and for proceedings involving a breach of fiduciary duty, subject to specified exceptions. The indemnification agreements also set forth certain procedures that apply in the event of a claim for indemnification or advancement of expenses.

         The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

Item 8.  EXHIBITS.

         4.1 Second Restated Articles of Incorporation and amendments thereto. Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S- 1 (Registration No. 33-95892), and by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000.

         4.2 Restated Bylaws. Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Registration No. 333-38966).

         5.1      Opinion of Stoel Rives LLP.

         23.1     Consent of PricewaterhouseCoopers LLP.

         23.2     Consent of Stoel Rives LLP (included in Exhibit 5.1).

         24.1     Powers of Attorney.

Item 9.  UNDERTAKINGS.

                  (a) The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933.

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on November 22, 2000.

                               RADISYS CORPORATION

                                  By  STEPHEN F. LOUGHLIN
                                      ------------------------------------------
                                      Stephen F. Loughlin,
                                      Vice President of Finance and
                                      Administration and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 22, 2000.

     SIGNATURE                                     TITLE


GLENFORD J. MYERS*                  Chairman of the Board, President,
---------------------------               and Chief Executive Officer
Glenford J. Myers                         (Principal Executive Officer)

STEPHEN F. LOUGHLIN                 Vice President of Finance and
---------------------------               Administration and Chief Financial
Stephen F. Loughlin                       Officer (Principal Financial and
                                          Accounting Officer)

JAMES F. DALTON*
---------------------------         Director
James F. Dalton

RICHARD J. FAUBERT*
---------------------------         Director
Richard J. Faubert

C. SCOTT GIBSON*
---------------------------         Director
C. Scott Gibson

JEAN-PIERRE D. PATKAY*
---------------------------         Director
Jean-Pierre D. Patkay

JEAN-CLAUDE PETERSCHMITT*
---------------------------         Director
Jean-Claude Peterschmitt

CARL NEUN*
---------------------------         Director
Carl Neun


            *By   STEPHEN F. LOUGHLIN
                  ---------------------------
                  Stephen F. Loughlin,
                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER            DOCUMENT DESCRIPTION
4.1               Second Restated Articles of Incorporation and amendments
                  thereto. Incorporated by reference to Exhibit 3.1 to the
                  Company's Registration Statement on Form S- 1 (Registration
                  No. 33-95892), and by reference to Exhibit 3.2 to the
                  Company's Quarterly Report on Form 10-Q for the quarterly
                  period ended June 30, 2000.

4.2 Restated Bylaws. Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Registration
                  No. 333-38966).

5.1               Opinion of Stoel Rives LLP.

23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1              Powers of Attorney.
